Exhibit 10.2
STERICYCLE, INC.
2021 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Award Agreement

    Stericycle, Inc. (the “Company”), pursuant to its 2021 Long-Term Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of Performance Stock Units:
Maximum Number of Performance Stock Units:
Grant Date:
Performance Period:	January 1, 2023 – December 31, 2025
Vesting Schedule:	The number of Units determined by the Committee to have been achieved (if any) will vest* on the third anniversary of the Grant Date.
Performance Goals:	See Exhibit A
* Assumes your Service has been continuous from the Grant Date to the vesting date, except as otherwise provided in this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.

This Award shall not become effective until you accept this Award and agree to be bound by an Employee Covenant Agreement. Upon such acceptance and agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or you. If, within 90 days of the Grant Date, you have not accepted this Award and/or if you have not signed the Employee Covenant Agreement and returned it to the Company, this Award may, if so determined by the Company in its discretion, be forfeited and cancelled, in which case you shall have no further rights under or with respect thereto.

PARTICIPANT:    STERICYCLE, INC.:

        By:______________________________________
    Title:_____________________________________

STERICYCLE, INC.
2021 Long-Term Incentive Plan
Performance Stock Unit Award Agreement

Terms and Conditions

1.Grant of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be achieved and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is achieved as a result of the performance goals having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to the extent the Units have been achieved and thereafter vest as provided in Sections 4 and 5.

3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or achieved pursuant to this Agreement unless and until Shares are issued to you in settlement of achieved and vested Units as provided in Section 6.
4.    Vesting of Units.
(a)Performance Targets. The Committee has established performance targets (“Performance Targets”) for the Performance Period that are set forth in Exhibit A (which is incorporated into and forms a part of this Agreement). The Performance Targets, subject to any modifier(s) set forth in Exhibit A, shall be used to determine the number of Units that will be achieved for the Performance Period and that may become vested as described in subsection (b).

(b)General Vesting Rules. The number of Units that have been achieved during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest (the “Vested Units”) on the third anniversary of the Grant Date (the “Scheduled Vesting Date”). Except as otherwise provided by the Committee or this Agreement, if your Service terminates for any reason prior to the Scheduled Vesting Date, then, as of your termination date, all then unvested Units shall be cancelled and shall be forfeited, none of the unvested Units shall become Vested Units and you shall have no rights under or with respect to any of the unvested Units. All Units that become Vested Units on the Scheduled Vesting Date shall be distributed to you in accordance with Section 6.

(c)Accelerated or Continued Vesting.

(i)    Death or Disability. Notwithstanding the provisions of subsection 3(b), if your Service terminates prior to the Scheduled Vesting Date on account of your death or Disability, then all of the then outstanding unvested Units shall become Vested Units at the target level of performance, and such termination date shall be the vesting date for such Units for purposes of Section 6.

(ii)    Retirement. If (A) your Service terminates prior to the Scheduled Vesting Date due to your Retirement, (B) you provided written notice to the Company of your intention to retire at least six months prior to your termination date due to Retirement in the form and manner prescribed by the Committee, and (C) at least six months have elapsed between the Grant Date and your termination date due to Retirement, then the Units will remain outstanding and subject to the general vesting rules set forth in the first sentence of subsection (b) above; provided, however, that the Employee Covenant Agreement referred to in Section 8 of this Agreement shall continue to apply to you following your termination date due to Retirement until the Committee determines the Vested Units that actually become achieved and vested and such Vested Units are settled, and if you violate any provision of the Employee Covenant Agreement during such period, then Section 8 below will apply. Units which have been achieved and vested pursuant to this Subsection 4(c)(ii) shall be settled in accordance with Section 6, except that settlement of each vested Unit shall be made no later than December 31, 2026.

(iii)    Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the Scheduled Vesting Date, the following provisions shall apply:

(A)    If the surviving or successor entity (or its parent company) continues, assumes or replaces this Award, then the Performance Targets for the outstanding unvested Units shall be deemed to be achieved as of the date of the Change in Control at the target level of performance without application of modifier(s) (the “Deemed Achieved Units”), and if this Award has been continued or assumed, this Award shall continue with respect to the Deemed Achieved Units, and if this Award has been replaced, this Award shall terminate and the replacement Award shall reflect the equivalent of the Deemed Achieved Units, and the Deemed Achieved Units under this Award or the replacement Award, as the case may be, shall be subject to a continuing service requirement (except as set forth in the remainder of this subsection (A)) until the Scheduled Vesting Date; provided, however, that if on or within 24 months following a Change in Control, you cease to be a Service Provider due either to (x) an involuntary termination for reasons other than Cause or (y) a resignation for Good Reason (including, in either case, if the date you cease to be a Service Provider occurs between the date you provided written notice to the Company of your intention to retire pursuant to Section 4(c)(ii) above and your termination date due to Retirement), then all unvested Deemed Achieved Units shall immediately vest in full.
(B)    If and to the extent this Award is not continued, assumed or replaced, then all of the Units then outstanding shall become Vested Units at the target level of performance immediately prior to the effective time of the Change in Control (including if the Change in Control occurs after you have provided written notice to the Company of your intention to retire pursuant to Section 4(c)(ii) above but before your termination date due to Retirement). Further, the Committee may provide that this Award shall be canceled at or immediately prior to the effective time of the Change of Control in exchange for a payment in an amount equal to the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change of Control for the number of shares (assuming a target level of performance) subject to this Award, and payment of any such amount shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion. For the avoidance of doubt, with respect to any Award that is deferred compensation for purposes of Section 409A of the Code in the event that it would be impermissible to accelerate the settlement of any such Award in connection with a Change in Control, no distribution shall be made to you by reason of such Change of Control (although any other modification or enhancement to the Award, such as accelerated vesting, shall still apply) and the value of such Award as determined by the Committee prior to such Change of Control shall be paid to the affected Service Provider on the date the Award would have otherwise been settled without regard to the Change of Control.

(C)    For purposes of this Section 4(b)(3), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(1) of the Plan.
5.    Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(c) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6.    Settlement of Units. Subject to Section 8 below, after any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the vesting date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account designated by the Company, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units down to the nearest whole Unit prior to issuance of Shares as provided herein and shall pay cash to you equal in value to any fractional vested Unit.

7.    Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any withholding tax obligations related to the grant, vesting, settlement or otherwise arising out of the Units, and you otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. To the extent that any Shares are eligible for settlement at the time of taxation, unless otherwise determined by the Committee, the Company will withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations, unless you notify the Company prior to the vesting date that you will provide for cash payment to the Company of such withholding tax obligations and you actually make such cash payment to the Company.
8.    Forfeiture of Award and Compensation Recovery.
(a)    Forfeiture Conditions. This Award is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement. In addition, you may be required to repay the Company any cash paid in settlement of the Award, and the net proceeds from the sale of any stock issued in settlement of the Award, as also provided in the Employee Covenant Agreement.

(b)    Compensation Recovery Policy. In addition to those provisions in Section 8(a), this Award and any compensation associated therewith is subject to potential forfeiture or recovery in accordance with any compensation recovery policy adopted by the Board or the Committee.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(c)    Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in Section 8 do not constitute the Company’s exclusive remedy for your violation of Section 8. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its VP, Global Total Rewards, at its office at 2355 Waukegan Road, Bannockburn, IL 60015, USA, or via email at

Equityadministration@stericycle.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.
10.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. The Committee’s interpretation of the Plan and this Agreement shall be final and binding.

(c)    Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from or in compliance with Section 409A of the Code and this Agreement and the Plan shall be administered and interpreted in accordance with this intent.

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

EXHIBIT A
The PSU Performance Targets for the 2023 grant, which are associated with performance during the fiscal years 2023-2025, are shown below.  Each metric is equally weighted at 50%.

Return on Invested Capital (ROIC) is defined as the Company’s Net Operating Profit After Taxes over the average invested capital, less goodwill and intangible amortization. The ROIC for such calculations is adjusted to exclude items (see below) that are approved at the time of grant by the Compensation Committee.

Adjusted Earnings Per Share (EPS) Adjusted diluted earnings per share is a Non-GAAP measure and excludes adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures within the annual proxy statement. This Adjusted EPS calculation is further modified to exclude items that are approved at the time of grant by the Compensation Committee and may include items like foreign exchange rate impacts, movement in SOP paper prices, and other non-organic elements. The full list of approved adjustments is available upon request to the VP of Global Total Rewards.

The adjustments approved by the Compensation Committee include items such as impairment(s) or accelerated depreciation or amortization related to carrying value of goodwill, intangible assets, and/or long-lived assets and charges, gains/losses or expenses relating to acquisitions and dispositions, and pre-approved system conversions and/or implementations. The full list of approved adjustments is available upon request to the VP of Global Total Rewards at EquityAdministration@Stericycle.com.

2022 – 2024 ROIC Achievement Table (to be replaced)

3-Yr ROIC Target Range	2024 ROIC Target	Attainment %	Payout %

Max Payout	43.0%	137%	200%
	42.0%	134%	192%
	40.9%	130%	183%
	39.9%	127%	175%
	38.9%	124%	167%
	37.9%	121%	158%
	36.9%	118%	150%
	35.9%	115%	142%
	35.0%	112%	133%
	34.1%	109%	125%
	33.2%	106%	117%
	32.3%	103%	108%
2024 target	31.4%	100.0%	100%
	30.5%	97%	92%
	29.7%	95%	83%
	28.8%	92%	75%
	28.0%	89%	67%
	27.2%	87%	58%
Entry Point	26.4%	84%	50%

2024 EPS Achievement Table (to be replaced)

3-Yr Adjusted EPS Target Range	2024 Adjusted EPS Target	Attainment %	Payout %

Max Payout	$4.28	136.1%	200%
	$4.18	133%	192%
	$4.07	130%	183%
	$3.97	126%	175%
	$3.88	123%	167%
	$3.78	120%	158%
	$3.68	117%	150%
	$3.59	114%	142%
	$3.50	111%	133%
	$3.41	108%	125%
	$3.32	106%	117%
	$3.23	103%	108%
2024 target	$3.15	100.0%	100%
	$3.06	97%	92%
	$2.98	95%	83%
	$2.90	92%	75%
	$2.82	90%	67%
	$2.74	87%	58%
Entry Point	$2.66	85%	50%

Vesting

•Vesting (if achieved) occurs at the end of the 3-year period.

•The achievement level for 2023-2025 results is based on the achievement tables above (% of target achieved for each metric will be rounded to the nearest tenth of a percent and the % achieved within each point on the grid shall be interpolated on a linear basis).

•After the Adjusted EPS and ROIC achievement levels are determined based on the tables above, a relative TSR modifier will then be applied, which compares the performance of Stericycle stock over the 2023-2025 period to the performance of the S & P MidCap 400 performance and modifies the EPS/ROIC result by 75% - 125%.

•The achieved award (as determined by the Committee) will then be available for vesting on the 3rd anniversary of the grant date (as long as the award recipient is still employed on that date or is eligible for vesting under another provision described in the agreement, such as an eligible retirement event) and the actual number of vested PSUs will be based on the calculations above.